Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sonic Automotive, Inc.:

We consent to the use of our reports dated February 27, 2015, with respect to the consolidated balance sheet of Sonic Automotive, Inc. and subsidiaries as of December 31, 2014, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows, for the year ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014 incorporated by reference herein.

/s/ KPMG LLP

Charlotte, North Carolina

May 8, 2015